EXHIBIT 2.3
ASSET PURCHASE AGREEMENT
by and between
GOLD RIVER OPERATING CORPORATION, as “Seller”
and
COLUMBIA SUSSEX CORPORATION, as “Purchaser”
Dated as of May 12, 2003

i

ARTICLE XIII GENERAL INDEMNIFICATION		37
Section 13.1	Agreement of Seller to Indemnify Purchaser	37
Section 13.2	Agreement of Purchaser to Indemnify Seller	38
Section 13.3	Effect of Closing Over Known Unsatisfied Conditions or Breached Representation, Warranties or Covenants	38
Section 13.4	Mitigation	38
Section 13.5	Limitations on Indemnification	39
Section 13.6	Exclusive Remedy	40

ARTICLE XIV PROCEDURES FOR INDEMNIFICATION		40
Section 14.1	Procedure for Indemnification	40
Section 14.2	Defense of a Third Party Claim	40
Section 14.3	Settlement of Third Party Claims	41

ARTICLE XV LIMITATION OF LIABILITY; REMEDIES		41
Section 15.1	Limitation of Liability	41
Section 15.2	Liquidated Damages — Other Remedies	41

ARTICLE XVI DISPUTE RESOLUTION		42
Section 16.1	Negotiation	42

ARTICLE XVII MISCELLANEOUS PROVISIONS		42
Section 17.1	Notices	42
Section 17.2	Construction and Governing Law	43
Section 17.3	Counterparts	44
Section 17.4	Integrated Agreement	44
Section 17.5	No Oral Modification	44
Section 17.6	Successors and Assigns; No Third Party Beneficiaries	44
Section 17.7	Assignment	44
Section 17.8	Partial Invalidity	44
Section 17.9	No Presumption Against the Draftsman	45
Section 17.10	Expenses	1

EXHIBITS

EXHIBIT A	The Land
EXHIBIT B	Form of Assignment and Assumption Agreement
EXHIBIT C	Form of Bill of Sale
EXHIBIT D	Form of Land Deed
EXHIBIT E	Form of Trademark Assignment Agreement

APPENDICES

APPENDIX A	Glossary of Defined Terms

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (herein referred to as this “Agreement”) is dated as of May 12, 2003 and is by and between GOLD RIVER OPERATING CORPORATION, a Nevada corporation (herein referred to as “Seller”), and COLUMBIA SUSSEX CORPORATION, a Kentucky corporation (herein referred to as “Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS:
     Seller desires to sell that certain land described on Exhibit A (the “Land”) and desires to sell the improvements located thereon, all of which are commonly known as the River Palms Hotel and Casino located in Laughlin, Nevada (“Hotel”).
     Upon the terms and subject to the conditions set forth in this Agreement: (1) Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase from Seller, all of the assets of Seller associated with the Hotel; and (2) Seller desires to delegate to Purchaser, and Purchaser desires to assume from Seller, certain liabilities associated with the Hotel.
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement and each act done pursuant hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, represent, warrant, covenant and agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION AND INTERPRETATION
     Section 1.1 Definitions
     The capitalized words, terms and phrases used in this Agreement, including in the preamble and the recitals hereto, shall have the meanings ascribed to such words, terms and phrases in the “Glossary of Defined Terms” attached to this Agreement as APPENDIX A.
     Section 1.2 Construction and Interpretation
     Unless the context of this Agreement requires otherwise: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the words “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not to any particular Article, Section, Clause, Exhibit, Schedule or Appendix or any other subdivision of this Agreement; (d) references to “Article,” “Section,” “Clause,” “Exhibit” “Schedule” or “Appendix” are to the Articles, Sections, Clauses, Exhibits, Schedules and Appendices respectively of this Agreement; (e) the words “include” or “including” shall be deemed to be followed by the phrases “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import; (f) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms; and (g) titles for captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise effect the scope or meaning of this Agreement or the intent of any provision hereof. Each of the Schedules, Exhibits and Appendices referred to in this Agreement is expressly made a part hereof. In addition, the disclosures in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, Exhibits or Appendices (other than an exception expressly set forth as such in the applicable Schedule with respect to a specifically identified representation or warranty in a specific Section of this Agreement), the statements in the body of this Agreement will control. Whenever this Agreement refers to actions to be taken by any Person, or which any Person is prohibited from taking, such provision shall be applicable whether such action is taken (or not taken) directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. Whenever any provision of this Agreement refers to any Person’s right to consent to or be satisfied with any action, such consent or satisfaction shall be in the Person’s commercially reasonable discretion, unless the provision granting such Person the right to consent or be satisfied limits the Person’s consent or satisfaction right in some other manner. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II
SALE AND PURCHASE OF THE PURCHASED ASSETS
     Section 2.1 Sale and Purchase of the Purchased Assets
     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title, interest and benefit in and to all assets owned by Seller constituting, or used primarily in connection with, the Hotel (the “Purchased Assets”), except the assets specifically identified in Section 2.2 (the “Excluded Assets”). The Purchased Assets shall include, but shall not be limited to, the following:
     (a) the Land;
     (b) all of Seller’s rights and interests arising under or in connection with any Contracts to which Seller is a party and which relate primarily to the Business agreed to be assumed by Purchaser (as designated by Purchaser in accordance with Section 5.8) and the Contracts set forth in Section 2.1(b) of the Disclosure Schedule (including the Contracts relating to “participation games” existing as of the Closing) (the “Assumed Contracts”);
     (c) all of Seller’s right, title and interest in and to all buildings, improvements and fixtures owned by Seller and located on the Land, and all rights appurtenant thereto, if any (together with the Land, the “Premises”);

     (d) all of Seller’s right, title and interest in and to all furniture, furnishings, fixtures, gaming devices (other than those excluded in Section 2.2), equipment, appliances, tools, motor vehicles, supplies, signs and signage, public relations pamphlets and related supplies, Inventory (other than unopened alcoholic beverages), and all other tangible personal property used in the ownership, operation or maintenance of the Hotel (the “Business”) conducted by Seller on or with respect to the Hotel (collectively, the “Personal Property”);
     (e) the name “River Palms Hotel and Casino” and any variation thereof and all right, title and interest in and to any and all copyrights, trademarks, trade names, service marks, trade secrets, displays, symbols, color arrangements, designs and logos with respect thereto and/or relating to and/or used by Seller in the ownership, use and/or operation of the Business and/or the Purchased Assets, and other names, words or devices and related applications and registrations, and all goodwill associated therewith, (collectively, the “Intellectual Property Rights”);
     (f) all plans and specifications, historical reservation data, advance reservations, bookings, credit files (including specifically casino credit files), and other similar files and reports in the possession or control of Seller, including, but not limited to, computer records and all other books and records of Seller used primarily in the operation of the Business by Seller, including, but not limited to, all financial statements, customer lists, “slot club” lists, credit records and files (including casino files) and all other accounting records (in whatever form they may exist, including computer disk or tape);
     (g) all cash (including, without limitation, cash in the cages, slot machines, or gaming tables located at the Hotel, and cash in the registration, retail, restaurant and other non-gaming areas of the Hotel), bank rolls, and all cash equivalents located on the Premises (collectively “Cash”), all refunds owed to Seller by third parties in connection with the Business (other than those described in Section 2.2(f) below), and all gaming chips and tokens;
     (h) all manufacturers’ or other assignable warranties applicable to any other items included in the Purchased Assets (the “Warranties”);
     (i) all computer hardware used by Seller in the operation of the Business or the Purchased Assets and computer software owned or licensed by Seller and used in connection with the Business or the Purchased Assets, to the extent transferable without fees, including, without limitation, if possessed by Seller, all source codes and data, whether on tape, disc or other computerized format, and all related user manuals, computer records, service codes, programs, stored materials and databases, including, without limitation, all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records (the “Computer Software”); and
     (j) to the extent permitted by Law, all transferable licenses, permits, approvals and other authorizations relating to the Business other than approvals, permits, consents or authorizations from Nevada Gaming Authorities (the “Transferred Permits”).
     Section 2.2 Excluded Assets
     The assets that constitute Excluded Assets shall include only:

     (a) the consideration delivered to Seller pursuant to this Agreement, and all of Seller’s rights and interests arising under or in connection with this Agreement;
     (b) all formation and organization documents, minute books, stock record books and all other documents relating to the legal existence of Seller or its Affiliates, and all income tax returns and records, gaming tax returns (including supporting schedules) and records, other records relating to the other Excluded Assets, and nontransferable licenses, permits, approvals and other authorizations; provided, however, that copies of such corporate and tax records and nontransferable licenses, permits, approvals and other authorizations shall be provided to Purchaser at the Closing;
     (c) all of Seller’s interests, claims and choices of action in any past or current insurance policy or Contract, including all rights to contribution and insurance proceeds in respect of Purchased Assets;
     (d) all of Seller’s interests in any claims (including cross claims or counterclaims) relating to any Taxes (including any deposits, refunds, rebates, credits or other Tax benefits) (other than those that both relate to the Purchased Assets and arise after the Closing Date);
     (e) any slot machines subject to a participation lease with the slot manufacturer described in Section 2.2(e) of the Disclosure Schedule;
     (f) the receivables, refunds owed to Seller and other assets listed, along with the amounts thereof as of the date hereof, in Section 2.2(f) of the Disclosure Schedule;
     (g) any claims, causes of action or other rights related to any Retained Liability;
     (h) all bank accounts (including brokerage accounts and money market accounts) of Seller; and
     (i) all Contracts listed in Section 2.2(i) of the Disclosure Schedule, including the existing lease agreement regarding the parcel of real property adjoining the Premises.
ARTICLE III
ASSUMPTION OF LIABILITIES
     Section 3.1 Assumption of Liabilities
     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, Purchaser shall assume, shall take subject to, and thereafter shall pay, satisfy, discharge and perform when due, the following liabilities and obligations of Seller (the “Assumed Liabilities”):
     (a) pursuant to one or more Assignment and Assumption Agreements, all liabilities and obligations arising after the Closing Date under the Assumed Contracts and the Transferred Permits (including executory obligations);

     (b) any liability or obligation of Seller resulting from the consummation of the transactions contemplated herein and arising under or related to the WARN Act;
     (c) (i) any liability to holders of winning keno tickets for wagers booked by Seller prior to or at the Closing for events which have not yet occurred by the Closing provided that Seller pays to Purchaser the value of such wagers pursuant to Section 4.4; (ii) any liability to holders of winning keno tickets for wagers and events occurring prior to Closing not yet collected provided Purchaser receives a credit for the outstanding amount of such obligations pursuant to Section 4.4, and (iii) any liability to holders of winning racebook tickets for wagers and events occurring prior to Closing not yet collected provided Purchaser receives a credit for the outstanding amount of such obligations pursuant to Section 4.4;
     (d) (i) all liability arising from progressive gaming devices and progressive table games and (ii) the liability arising from gaming tokens and chips held by customers or guests as of the Closing (for which a credit shall be given pursuant to Section 4.4);
     (e) any liability for food, merchandise, rooms, show tickets or other complementaries issued to third parties for services or goods furnished to the Business prior to or at the Closing but only to the extent such liability does not exceed $10,000;
     (f) any liability for cash or for food, merchandise, rooms, show tickets or other complementaries, owed to patrons of the Business prior to or at the Closing, and any liability for points or credits earned by patrons of the Business prior to or at the Closing, under any slot club or other program offering awards or other incentives to gamble to patrons of the Business provided the amounts of liability are consistent with past practices;
     (g) any liabilities for workers’ compensation made or reopened after the Closing by employees of the Business (provided, however, nothing herein is intended to limit subrogation claims of Purchaser’s insurer against Seller’s insurer or others or limit coverage claims against Seller’s insurer if such insurer is the proper party to provide coverage); and
     (h) except for the Retained Liabilities, all liabilities and obligations arising out of or in any way related to the ownership or operation of the Business or the Purchased Assets on or after the Closing Date (including any Taxes relating to the Business or the Purchased Assets arising after the Closing Date), including prorated amounts payable by Purchaser pursuant to Section 4.4 arising out of or in any way related to the Business or the Purchased Assets on or after the Closing Date.
     Section 3.2 Retained Liabilities
     Except for the Assumed Liabilities specifically and expressly assumed by Purchaser pursuant to Section 3.1, Purchaser shall not assume or become liable on or with respect to any Contract of Seller or for or with respect to any indebtedness, obligations, commitments or liabilities of Seller, direct or indirect, known or unknown, or absolute, vested or contingent, all of which shall be retained by Seller (herein referred to collectively as the “Retained Liabilities”). Without limiting the generality of the foregoing, Purchaser shall not assume or become liable for, and the Retained Liabilities shall include the following:

     (a) all liabilities to any federal, state or local Governmental Authority, or to any special purpose district, for unpaid Taxes of any type or description, or penalties or interest thereon, arising by reason of the ownership, use and/or operation of the Purchased Assets or the Business prior to or at the Closing Date, or any sales/use Tax, in each case arising from the implementation and closing of the transactions contemplated by this Agreement, whether or not imposed on or measured by income, including any amounts due or which may become due and owing under NRS 244.335, 244.3352, 360.525 and 612.695;
     (b) all liabilities, other than Taxes, of Seller to the Nevada State Gaming Control Board, the Nevada Gaming Commission and the County of Clark (collectively, the “Nevada Gaming Authorities”) relating to gaming activities prior to or at the Closing Date;
     (c) all litigation pending with respect to Seller or the Business as of the Closing Date or commenced or arising after the Closing Date based on events occurring prior to or at the Closing Date with respect to the Purchased Assets or the Business;
     (d) any liability or obligation under any Contract that is not an Assumed Contract, and, with respect to any Assumed Contracts, any liability or obligation thereunder arising prior to or at the Closing Date;
     (e) except as otherwise limited herein, any liabilities and obligations of Seller arising under any Environmental Law and associated with, related to or arising from any environmental condition at, in, on or under the Premises on or prior to the Closing; and
     (f) any other liability, obligation or commitment not specifically and expressly assumed by Purchaser hereunder, including, without limitation (except to the extent expressly assumed by Purchaser hereunder), any liability or obligation of any nature whatsoever arising out of or based on events occurring prior to or at the Closing Date (whether now known or hereafter discovered) with respect to the Business or the Purchased Assets, including any liability for employee benefits or workers compensation claims.
ARTICLE IV
PURCHASE PRICE AND PAYMENT
     Section 4.1 Deposit
     (a) Within one (1) Business Day following the execution of this Agreement by both parties, Purchaser shall deliver to Nevada Title Company (“Escrow Agent”), by wire transfer of immediately available funds, a deposit (the “Initial Deposit”) in the amount of seven hundred fifty thousand dollars ($750,000);
     (b) On or before August 15, 2003 and on the 15th day of each succeeding month until the Closing, Purchaser shall deliver to Escrow Agent, by wire transfer of immediately available funds, an additional deposit (each an “Additional Deposit” and together with the Initial Deposit, the “Deposit”) in the amount of one hundred twenty-five thousand dollars ($125,000).
     (c) Until the earlier of (i) the Closing Date or (ii) the date of the termination of this Agreement, the Deposit shall be held in such joint account and subject to the provisions of this

Section 4.1(c). The Deposit shall be invested by Escrow Agent as mutually directed by Purchaser and Seller, or, if no such direction is given, the Deposit shall be invested in either (a) direct obligations of the United States of America or any agency thereof, (b) certificates of deposit issued by any bank organized under the laws of the United States or any state thereof, provided such bank has capital and surplus aggregating at least Five Hundred Million Dollars ($500,000,000) or (c) commercial paper given the highest rating by a nationally recognized credit rating agency.
     (d) Except with respect to a return of the Deposit to Purchaser as provided in Sections 5.1 and 5.8, withdrawals shall be made from the joint escrow account only with the written authorization of both Seller and Purchaser and only as provided in this ARTICLE IV. Each of Purchaser and Seller covenants and agrees to authorize and to cause to be made all withdrawals required to be made by this ARTICLE IV and ARTICLES V and XV.
     (e) At the Closing, Seller and Purchaser shall direct the Escrow Agent to pay the Deposit, plus any interest accrued thereon from the date of deposit (the “Accrued Interest”) to Seller; provided, however, that Escrow Agent shall withhold such amount therefrom in escrow as the Parties mutually agree is necessary to comply with the provisions of NRS 360.525, 612.695 or to which the Purchased Assets or a portion thereof may be subject pursuant to NRS 244.335 and 244.3352 until such time as Seller furnishes Purchaser and Escrow Agent the receipts or certificates provided for in said statutes or, if not so provided for, such evidence as Purchaser may reasonably require to assure Purchaser that the applicable obligations have been paid. If Seller does not produce such receipts or certificates within the time periods provided in said statutes, or if any lien or other claim therefore is asserted against Purchaser or the Purchased Assets, Escrow Agent shall pay such withheld sums to the appropriate authority.
     (f) Except for a termination of this Agreement for the reasons described in Section 4.1(g) below or by Seller in accordance with its rights under Section 11.2(a), in the event that this Agreement is terminated in accordance with Article V or Article XI, Seller and Purchaser shall promptly direct the Escrow Agent to pay the Deposit and any Accrued Interest thereon to Purchaser, and Seller shall have no claim to, or interest in, the Deposit and any Accrued Interest thereon. In the event that this Agreement is terminated by Seller in accordance with its rights under Section 11.2(a), Seller and Purchaser shall promptly direct the Escrow Agent to pay the Deposit plus any Accrued Interest thereon to Seller.
     (g) In the event this Agreement is terminated by Purchaser or Seller because of the failure of satisfaction of the condition that Purchaser obtain all necessary consents, approvals, and authorizations required by the Nevada Gaming Authorities to conclude the acquisition of the Business, Seller and Purchaser shall promptly direct the Escrow Agent to pay one-half (1/2) of the Deposit and one-half (1/2) of the Accrued Interest to Seller and, provided the Purchaser would otherwise be entitled to a return of the remainder of the Deposit and Accrued Interest, Seller and Purchaser shall direct the Escrow Agent to pay the remaining Deposit and Accrued Interest to Purchaser.
     Section 4.2 Purchase Price and Payment

     Subject to applicable prorations, in addition to the assumption by Purchaser of the Assumed Liabilities, Purchaser shall pay to Seller an amount equal to (i) TWENTY-FIVE MILLION DOLLARS ($25,000,000) (less the Deposit and Accrued Interest) (the “Cash Portion”) plus (ii) the amount of the Cash as of midnight on the Closing Date (i.e., the midnight immediately after 11:59 p.m. on the Closing Date) (the “Purchase Price”) for the Purchased Assets. At the Closing, the Purchase Price shall be payable by Purchaser to Seller in immediately available funds.
     Section 4.3 Allocation of Purchase Price
     On or prior to May 23, 2003, Purchaser shall deliver to Seller a draft of its proposed allocation of the Purchase Price to the Purchased Assets. Seller and Purchaser shall thereafter negotiate in good faith to agree on the final allocation. If Purchaser and Seller have not agreed to allocation issues in writing prior to the Closing, within ten (10) days after the Closing Date, Purchaser shall again provide to Seller for Seller’s review a draft of Internal Revenue Service Form 8594, or other required forms, if any, related to asset acquisitions and any required exhibits thereto setting forth the allocation of the Purchase Price in a manner consistent with Section 1060 of the Code, as amended, and the Treasury Regulations promulgated thereunder. Within ten (10) days after receipt of such documents, Seller shall, in writing, either agree or state its objections. Seller and Purchaser shall negotiate in good faith to attempt to resolve any objections. If Seller and Purchaser are unable to resolve Seller’s objections, the objections shall be submitted to the Independent Accounting Firm. The Independent Accounting Firm’s determination shall be final (such determination to be based solely on the written submissions by the Purchaser and Seller and not on any independent investigation by the accounting firm). The costs of the Independent Accounting Firm shall be borne equally by Purchaser and Seller. Seller and Purchaser agree to properly file Form 8594 and report the purchase price allocation set forth therein for purposes of all U.S. federal and state and local income and franchise Tax returns.
     Section 4.4 Prorations
     Real estate taxes, personal property taxes, rents, guest room revenues, and any other receipts attributable to space leases, shall be prorated as of midnight on the Closing Date. In making such prorations guest room revenues with respect to the evening commencing on the Closing Date shall be allocated equally to Seller and Purchaser. Purchaser shall receive a credit for deposits for advance bookings if such deposits are retained by Seller. Wagers received by Seller prior to Closing for keno events occurring after the Closing shall be paid to Purchaser. Purchaser shall receive a credit equal to the amount outstanding for uncollected keno winnings due customers for keno events occurring prior to midnight of the Closing Date. Wagers received by Seller prior to Closing for race events occurring after the Closing, if applicable, shall be paid to Purchaser. Purchaser shall receive a credit equal to the amount outstanding for uncollected racebook winnings due customers for races occurring prior to midnight of the Closing Date. Purchaser shall also receive a credit equal to the amount of outstanding gaming chips and tokens held by customers or guests as of midnight of the Closing Date to the extent the value of such outstanding gaming chips and tokens exceeds the average liability for such items shown on Seller’s books at the end of 2001 and 2002. Purchaser shall receive a credit with respect to progressive gaming devices and progressive table games equal to the difference between the liability or potential pay-out then existing and the “base amount” established for such devices and table games without the progressive liability as of midnight of the Closing Date. In lieu of prorating power, gas, water and other utility fees and charges (other than telephone), the appropriate utilities shall be informed to take meter readings as close as practicable to the Closing Date, to bill Seller for service prior to such readings and to bill Purchaser for service thereafter. Said readings must occur not more than one (1) day before the Closing Date. If utility meter readings do not occur as described, Purchaser and Seller shall prorate the applicable charges based on historical data and adjust if necessary after receipt of bills. The telephone company shall be informed to cancel Seller’s service as of the Closing Date and to transfer service and the telephone numbers of the Business to Purchaser. The next regular billing of the telephone company after the Closing Date will be sent to Purchaser. Upon receiving a copy of said bill, Seller shall pay Purchaser for those charges attributable to calls made before midnight on the Closing Date. General service charges will be prorated as of the time of the billing on the basis of the number of days before and after the Closing Date, respectively. At the Closing, Seller and Purchaser shall estimate or actually determine the prorations and shall adjust the Purchase Price accordingly. Estimated prorated amounts are to be paid to the appropriate party promptly on demand when computed.
     With respect to trade payables and receivables due or received concurrently with the Closing, Purchaser and Seller shall agree upon methods of payment and delivery of checks due Seller but received by Purchaser to result in an orderly transaction. Seller agrees to timely pay all payables arising from services or products provided up to the Closing.
ARTICLE V
TITLE; DUE DILIGENCE
     Section 5.1 Title Exceptions
     Within five (5) Business Days from the date hereof, Seller shall deliver to Purchaser four (4) copies of a title commitment (the “Title Commitment”) with respect to the Premises from Escrow Agent, together with copies of all exceptions to title appearing in the Title Commitment and a copy of Seller’s existing survey of the Premises, if any. Purchaser, at its sole cost and expense, shall make arrangements to obtain promptly a current ALTA survey of the Premises (“Purchaser’s Survey”) in such form as Purchaser may reasonably require and, in any event, sufficient to cause the title company to delete from its title policy any standard survey exceptions. Not later than ten (10) days after Purchaser’s receipt of Purchaser’s Survey (such 10-day period, the “Title Review Period”), Purchaser shall notify Seller of any matters shown on or described in the Title Commitment or Purchaser’s Survey to which it objects (“Disapproved Exceptions”). Purchaser shall be deemed to have approved all title and survey matters shown on or described in the Title Commitment or Purchaser’s Survey except for objections made prior to the expiration of the Title Review Period, and each matter not objected to shall constitute a “Permitted Exception.” Within five (5) Business Days after the date Seller receives Purchaser’s written notice of any Disapproved Exception within the time period specified above, Seller shall notify Purchaser in writing of any Disapproved Exceptions which Seller is unable or unwilling to cause to be removed or insured against prior to or at the Closing (the “Unresolved Exceptions”). With respect to any Unresolved Exception, Purchaser shall elect, by giving written notice to Seller and the Escrow Agent within five (5) Business Days after the date Purchaser receives Seller’s written notice specifying any Unresolved Exceptions, (i) to terminate this Agreement, or

(ii) to waive Purchaser’s disapproval of such Unresolved Exception; in such latter event the applicable Unresolved Exception shall then be deemed to be a Permitted Exception. Purchaser’s failure to terminate this Agreement within such five (5) Business Day period shall constitute Purchaser’s agreement to treat such Unresolved Exceptions as Permitted Exceptions.
     Notwithstanding any of the foregoing to the contrary, with respect to any exception consisting of a financial encumbrance such as a mortgage, deed of trust, or other debt security, or any attachments, assessments or delinquent real estate taxes, special assessments or mechanics’ or materialmen’s liens outstanding against the Premises (“Financial Encumbrances”), any such matter shall automatically be deemed a Disapproved Exception and Seller shall be required, and hereby commits, to remove all such Financial Encumbrances on or before the Closing Date. Upon any termination of this Agreement by Purchaser in accordance with this Section 5.1, the Deposit (and any Accrued Interest) shall be delivered to Purchaser without any additional action by Seller or Purchaser.
     Section 5.2 Purchaser’s Title
     This sale is subject to Purchaser being able to obtain an ALTA extended owner’s policy of title insurance (Form B, Rev. 10-17-70) from a company satisfactory to Purchaser in the amount allocated to the value of the Premises pursuant to Section 4.3 insuring that Purchaser has fee title to the Land and fee title to the improvements on the Land, subject only to the Permitted Exceptions, agreements subject to which Purchaser takes the Purchased Assets pursuant to Section 5.1, items arising after the date hereof and approved by Purchaser and items caused by Purchaser. Said policy shall have attached thereto such endorsements as Purchaser may require (and for which Purchaser shall have received a commitment from such title company no later than thirty (30) days after the date hereof), including, but not limited to, endorsements insuring against encroachments, violations of covenants and restrictions and mechanic’s liens and insuring contiguity. Liability under such policy shall be reinsured to the extent, in the form, and from companies satisfactory to Purchaser (to the extent committed by such companies no later than thirty (30) days after the date hereof). At Closing, Purchaser shall deliver a title affidavit in such form that the title company may reasonably require to delete “standard” exceptions for mechanics’ liens, parties in possession and “gap” matters.
     Section 5.3 Inspection of Premises
     PURCHASER HAS BEEN EXPRESSLY ADVISED BY SELLER TO CONDUCT AN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PREMISES (subject to the provisions hereof), UTILIZING EXPERTS AS BUYER DEEMS NECESSARY. Subject to Sections 5.4 and 5.5, from the date hereof until the June 12, 2003 (as such date may be extended in accordance with the last paragraph of this Section 5.3, the “Inspection Period”), Purchaser shall have the right to conduct, at its own expense, an inspection of the Premises (as well as a review of the Disclosure Schedule, together with any documents or other matters described therein) to determine, among other things, the Condition and Quality of the Business as defined in Section 7.3.
     Subject to Sections 5.4 and 5.5, Purchaser, its contractors and/or agents, may enter upon the Premises for purposes of examining its terrain, access thereto and physical condition, conduct engineering and/or feasibility studies, conduct site analyses and make any test or inspection Purchaser may deem necessary related to the Premises. During the Inspection Period Seller will provide Purchaser and its representatives with reasonable access to the Premises subject to Section 5.5.
     Seller acknowledges that it is the parties’ mutual intent that Purchaser shall be provided with an appropriate time period to adequately review Seller’s Disclosure Schedule and any documents or similar items referred to therein or to be delivered therewith. Accordingly, if Seller fails to provide Purchaser with a particular Disclosure Schedule (and/or documents or items referred to therein or to be delivered therewith) on or before May 16, 2003, then, following Purchaser’s final receipt of such item, Purchaser shall be provided with a commercially reasonable time to review the same (giving due regard to the nature of the item involved) but in any event not to exceed fifteen (15) days, and, if requested in writing by Purchaser within five (5) Business Days after its receipt of such item, the Inspection Period with respect to such delayed item (and Purchaser’s corresponding right to terminate the Agreement in accordance with Section 5.8, but with respect to such delayed item only) shall be extended beyond June 12, 2003 if such commercially reasonable time period would extend beyond June 12, 2003.
     Section 5.4 Inspection of Due Diligence Documents
     Upon one Business Day’s notice, Purchaser may have access to, and may copy at Purchaser’s sole expense, any items relating to the Premises, to the extent such items exist and are in the possession or control of Seller.
     Section 5.5 Entry onto Premises
     Notwithstanding anything contained herein to the contrary, Purchaser, its contractors and/or agents, may only enter onto the Premises or speak with Premises personnel during the Inspection Period, provided Purchaser has obtained the prior authorization of Seller, and then only in the company of Seller or its agents. Seller shall exercise its commercially reasonable efforts to respond to Purchaser’s requests for authorization to enter onto the Premises and shall respond, in any event, by the next Business Day, and shall cooperate with Purchaser in good faith to make arrangements for Seller or its agents to so accompany Purchaser, its contractors and/or agents. Purchaser’s inspection rights shall be subject to the rights of the guests, tenant(s) and customers, including without limitation, rights of quiet enjoyment, and Purchaser agrees that although it intends to inspect all areas at the Premises it will not unreasonably interfere with any tenant(s), customers, guests, contractors on the Premises, or Seller’s operation of the Premises.
     Upon Purchaser’s execution of this Agreement, Purchaser and its agents or contractors, shall obtain and keep in full force and effect, insurance as set forth below, naming Seller and its wholly owned subsidiaries and agents, as additional insured’s on the Commercial General Liability and Business Automobile insurance policies, and shall provide Seller with certificates of insurance satisfactory to Seller evidencing such insurance

Type	Limits

Worker’s Compensation/Employer’s Liability	Statutory/$500,000

Commercial General Liability	$l,000,000/occurrence
$l,000,000/aggregate

Business Automobile Liability	$1,000,000 Combined
Single Limit
     In addition, in the event Purchaser chooses to conduct any invasive environmental investigation of the Premises, Purchaser must first receive Seller’s prior written consent, which consent shall not be unreasonably withheld, and prior to any invasive testing occurring, Purchaser must furnish to Seller, at Purchaser’s expense, a certificate of insurance satisfactory to Seller, naming Seller and its wholly owned subsidiaries and agents as additional insured’s, evidencing that Purchaser, and/or its agents or contractors, have the following insurance in full force and effect meeting the requirements set forth below:

Type	Limits

Professional Liability	$1,000,000/occurrence
(including Pollution Coverage)	$l,000,000/aggregate

Contractor’s Pollution Liability	$5,000,000/occurrence
$5,000,000/aggregate
     The aforesaid coverages shall be maintained throughout the term of this Agreement. Furthermore, any coverage written on a “Claims-Made” basis shall be kept in force, either by renewal or the purchase of an extended reporting period, for a minimum period of one (1) year following the termination of this Agreement. Nothing herein contained shall in any way limit Purchaser’s liability under this Agreement or otherwise.
     Purchaser shall observe, and cause its agents and/or contractors to observe, all appropriate safety precautions in conducting Purchaser’s inspection of the Premises and perform all work and cause its agents and/or contractors to perform all work, in such a manner so as not to cause any damage to the Premises, injury to any person or to the environment, or interference with any ongoing operations at the Premises. Purchaser shall indemnify, defend, and hold Seller and its wholly owned subsidiaries, agents, employees, officers, directors, trustees, or other representatives of Seller harmless from and against any Losses in the manner provided in ARTICLES XIII and XIV, resulting directly or indirectly from, or in connection with, any inspection of or other entry upon the Premises (including any investigation of the Premises necessary for completion of Purchaser’s Environmental Report and any entry onto the Premises with the authorization of Seller) by Purchaser, or its agents, employees, contractors, or other representatives, including, without limitation, any Losses alleged to be resulting, from injury or death of persons, or damage to the Premises or any other property, or mechanic’s or materialmen’s liens placed against the Premises in connection with Purchaser’s inspection thereof. Purchaser agrees to promptly repair any damage to the Premises directly or indirectly caused by any acts of Purchaser, or its agents, and/or contractors, and to restore the Premises to the condition that existed prior to Purchaser’s entry. This Section shall survive Closing or other termination of this Agreement.
     Section 5.6 Purchaser’s Environmental Investigation

     Subject to Section 5.5, during the Inspection Period, Purchaser, at its option, may conduct, at Purchaser’s sole cost and expense, such independent investigation and inspection of the Premises as Purchaser shall deem reasonably necessary to ascertain the environmental condition of the Premises. Purchaser shall, within five (5) Business Days of Purchaser’s receipt, deliver to Seller any reports or other results of Purchaser’s environmental investigation of the Premises (collectively “Purchaser’s Environmental Report(s)”). Purchaser agrees that it will not undertake, without Seller’s prior written consent, any invasive environmental study, or any test, sampling, or other action detrimental to the physical condition or appearance of any portion of the Premises, and Purchaser agrees not to disturb any asbestos which may be on the Premises.
     Section 5.7 Seller’s Environmental Reports
     Purchaser may examine any environmental reports in Seller’s possession or control in connection with the Premises that were commissioned by Seller or a third party (hereinafter collectively referred to as the “Existing Environmental Report(s)”). The Existing Environmental Report(s) are listed in Section 5.7 of the Disclosure Schedule. Anything to the contrary herein notwithstanding, Seller shall have no responsibility or liability with respect to the results or any inaccuracies in any Existing Environmental Report(s), and makes no representations or warranties whatsoever regarding (i) the completeness of Existing Environmental Report(s), (ii) the truth or accuracy of Existing Environmental Report(s), or (iii) the existence or nonexistence of any hazardous or toxic wastes or materials in, on, or about the Premises (except to the extent provided in Section 7.l(y)). Further, Seller is not assigning Existing Environmental Report(s) to Purchaser, nor granting Purchaser any rights with respect to any environmental firm(s) producing Existing Environmental Report(s).
     Section 5.8 Approval and Termination
     On or before the expiration of the Inspection Period, Purchaser shall deliver to Seller and Escrow Agent a written notice (“Approval Notice”) to the effect that Purchaser has approved all aspects of the Business and chooses to proceed under the terms of the Agreement. Purchaser shall also specify in the Approval Notice those Assumed Contracts (other than those listed in Section 2.1(b) of the Disclosure Schedule which are to be assumed by Purchaser) which Purchaser elects to have assigned to it, and the failure of Purchaser to so specify shall be deemed to be an election by Purchaser not to have the applicable Contract assigned to it. If Purchaser does not timely send the Approval Notice, Purchaser will be conclusively deemed to have terminated the Agreement, in which event this Agreement shall terminate in accordance with ARTICLE XI. Notwithstanding the foregoing, Purchaser may in its sole and unfettered discretion, for any reason or no reason, terminate this Agreement by written notice delivered to Seller and Escrow Agent on or before the expiration of the Inspection Period. If Purchaser so terminates this Agreement by delivering a notice of termination on or before the expiration of the Inspection Period or this Agreement terminates due to Purchaser’s failure to deliver the Approval Notice on or before said date, then the Deposit (and any Accrued Interest) shall be delivered to Purchaser without any additional action by Seller or Purchaser. If Purchaser delivers the Approval Notice, then this Agreement shall continue in full force and effect. Notwithstanding the provisions of ARTICLE XI, if Purchaser so terminates this Agreement by written notice or by failing to give the Approval Notice, Seller shall be entitled to retain $1,000.00 of the Earnest Money (the “Fair Consideration”), which shall be consideration for Purchaser’s right to terminate this Agreement by withholding the Approval Notice. The Fair Consideration shall be absolutely non-refundable to Purchaser for any reason other than a material default by Seller hereunder. Seller agrees and acknowledges that the Fair Consideration is good and sufficient consideration for said rights of termination. Moreover, Seller specifically agrees and acknowledges that, because said rights of termination are (a) governed by an obligation on behalf of Purchaser to proceed in good faith, and (b) supported by the Fair Consideration, the obligation of Seller to be bound by the terms and provisions of this Agreement is in no way unenforceable for lack of mutuality. It is the express intent of the parties that this Agreement shall not be void or voidable for lack of mutuality. The Fair Consideration (as a portion of the Deposit) shall be credited to the Purchase Price at the Closing.
ARTICLE VI
THE CLOSING; THE CLOSING DATE; ACTION AT CLOSING
     Section 6.1 Closing
     The Closing shall be as provided in this Section 6.1 and shall occur at the offices of Lionel Sawyer & Collins, 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Nevada, 89101, at 10:00 a.m. on a Business Day within ten (10) days of the date Purchaser and all other Persons required to do so have obtained all licenses and approvals (including, without limitation, gaming and liquor licenses) to permit Purchaser to lawfully operate the Business as it is now conducted as agreed upon by Purchaser and Seller and acceptable to the Nevada Gaming Authorities, but in any event on or before the Outside Date (the “Closing Date”). Upon the Closing, the Closing shall, for all purposes under this Agreement, be deemed to have occurred as of the Closing Date. The matters and deliveries hereafter described in this Section 6.1 shall be deemed accomplished concurrently. The effective date of the sale of the Purchased Assets shall be at 11:59 p.m. on the Closing Date and all prorations and allocations provided for hereunder shall be made as of 11:59 p.m. on the Closing Date, except as otherwise agreed in writing by the Parties.
     Section 6.2 Seller’s Closing Deliverables
     At the Closing, and concurrently with the making of the deliveries by Purchaser of the Purchaser’s Closing Deliverables as set forth in Section 6.3, Seller shall deliver, or cause to be delivered, to Purchaser the following (herein referred to collectively as “Seller’s Closing Deliverables”):
     (a) the duly executed Bill(s) of Sale;
     (b) the duly executed Assignment and Assumption Agreement(s);
     (c) the duly executed Land Deed;
     (d) the duly executed Trademark Assignment Agreement;
     (e) title certificates to all vehicles included in the Personal Property;

     (f) reasonable evidence of termination or extinguishments of Financial Encumbrances, leases, and Contracts allowing the transfer of the Purchased Assets as required herein;
     (g) reasonable evidence of authorization with respect to Seller and the individual executing documents on behalf of Seller allowing completion of the transactions contemplated by this Agreement (including, if required by Purchaser, an opinion of Seller’s counsel in a form reasonably agreed upon by Seller’s and Purchaser’s respective counsel);
     (h) the certificates and other instruments and documents described in ARTICLE IX;
     (i) a designation of the representative of Seller described in Section 6.4(e);
     (j) a title affidavit in such form as may reasonably be required by the title company issuing Purchaser’s title policy relating to the Premises; and
     (k) such other documents required by this Agreement or that Purchaser may reasonably request (including appropriate documents of transfer) to be delivered by Seller in order to more fully carryout and effectuate the intent of this Agreement).
     Section 6.3 Purchaser’s Closing Deliverables
     At the Closing, and concurrently with the making of deliveries by Seller of the Seller’s Closing Deliverables to Purchaser as set forth in Section 6.2, Purchaser shall deliver, or cause to be delivered, to Seller each and every payment, agreement, certificate, instrument and other document that is to be executed, delivered and/or performed by Purchaser pursuant hereto including the following (herein referred to collectively as “Purchaser’s Closing Deliverables”):
     (a) payment of the Cash Portion in the manner set forth in Section 4.2;
     (b) the duly executed Assignment and Assumption Agreement(s);
     (c) the duly executed Trademark Assignment Agreement;
     (d) the certificates, instruments and other documents described in ARTICLE X.
     Section 6.4 Transfer of Possession
     (a) Possession of the Purchased Assets shall be delivered to Purchaser as of midnight on the Closing Date.
     (b) To the extent applicable, the transfer of possession shall be pursuant to the closing memorandum approved by the Nevada Gaming Authorities.
     (c) To effectuate the transfer of unopened alcoholic beverages, Purchaser and Seller shall utilize the services of a licensed alcoholic beverage wholesaler to purchase alcoholic beverages from Seller and then resell them, at cost, to Purchaser.

     (d) On the Closing Date, authorized representatives of Purchaser and Seller shall take inventory of (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of Seller, (ii) all luggage or other property of guests retained by Seller as security for unpaid accounts receivable not included in the Purchased Assets, (iii) the contents of the storage room, and (iv) sporting equipment and clothing left in the care of Seller; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened. Except for such of the property referred to in (ii) above, which shall be removed from the Premises by Seller on the Closing Date, all such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by representatives of Purchaser and Seller on the Closing Date. Purchaser shall be responsible from and after said date for all baggage and other items listed in such inventory and, where the seals have been broken, for the contents thereof. Seller shall be responsible for said contents if the seals have not been broken and for all luggage or other property of guests not listed on such inventory or retained by Seller as security for unpaid accounts receivable. By conveying the Purchased Assets to Purchaser on the Closing Date, Seller shall be deemed, without further action, to have assigned any storage, warehouse or innkeepers liens it may have under applicable Law.
     (e) Safe deposit boxes in use by customers at the Closing Date will be sealed in a reasonable manner mutually agreeable to Purchaser and Seller. Representatives of both Purchaser and Seller shall be given notice and an opportunity to be present when a seal is broken. Seller will have no further responsibility for seals broken without the presence of Seller’s representative unless such representative fails to be present after being provided notice pursuant to this Section 6.4(e). Purchaser will have no responsibility for loss or theft from a safe deposit box whose seal was broken in the presence of Seller’s representative or without the presence of such representative after giving such representative notice pursuant to this Section 6.4(e). Seller will make a representative available within one (1) hour after Purchaser notifies the person whom Seller will from time to time designate. At the Closing, Seller shall designate in writing its initial safe deposit representative. All safe deposit keys, combinations and records shall be delivered to Purchaser at the Closing.
     (f) At the Closing, Seller and Purchaser shall perform the following functions for all motor vehicles that were checked and placed in the care of Seller: (i) mark all motor vehicles with a sticker or tape; and (ii) prepare an inventory of such items (“Inventoried Vehicles”) indicating the check number applicable thereto and any damage thereto. Thereafter, Purchaser shall be responsible for the Inventoried Vehicles except for damage indicated in the inventory and Seller shall be liable for claims with respect to any other vehicles.
     (g) Purchaser and Seller shall confirm the amount of customer front money on deposit in the cage at the Hotel as of midnight on the Closing Date (“Customer Front Money”), and identify what Persons are entitled to what portions of such Customer Front Money. After the Closing, all Customer Front Money shall be kept in the cage at the Hotel without cost to Purchaser. Purchaser shall distribute Customer Front Money only to the Persons and only in the amounts determined as provided in the first sentence of this Section 6.4(g). Seller shall remain solely responsible and liable for all claims for front money allegedly deposited at the Hotel prior to the Closing, except for claims in the amounts and from the Persons identified pursuant to this Section 6.4(g).

     Section 6.5 Expenses
     Transfer taxes and sales taxes shall be paid by Seller. The title insurance premium applicable to a CLTA policy shall be paid by Seller. Purchaser shall pay the additional title insurance premium for an ALTA policy (and lender’s title insurance), the cost of any survey necessary for title insurance, and any title policy endorsements requested by Purchaser. Seller and Purchaser shall equally share the cost of escrow fees and other common closing costs.
     Section 6.6 Further Assurances
     It is the intent of this Agreement that Seller shall at the Closing convey, or cause to be conveyed, to Purchaser all property related to the Business or the Purchased Assets or necessary in order to operate the Business in the manner in which it is currently being operated. Seller and Purchaser agree that at the Closing and any time thereafter, upon request of Seller or Purchaser, the other Party shall, and shall cause any of its Affiliates to, execute, acknowledge and deliver such deeds, assignments, conveyances, transfers and other instruments and documents and perform such acts as Seller or Purchaser, as applicable, shall from time to time reasonably require for the better perfecting, assuring, conveying, assigning, transferring and confirming unto Purchaser the property and rights herein conveyed or assigned or intended now or hereafter so to be.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     Section 7.1 Representations and Warranties of Seller
     Except as set forth in the Disclosure Schedule, Seller represents and warrants for the benefit and reliance of Purchaser as follows:
     (a) Status, Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all requisite corporate power and authority to enter into and carry out its obligations under this Agreement. Seller does not have any subsidiaries.
     (b) Due Authorization, Execution and Delivery. The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Seller have been duly and validly authorized.
     (c) Legal, Valid, Binding and Enforceable. This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.
     (d) No Consents. Other than approvals from the Nevada Gaming Authorities and consents that may be necessary to assign to Purchaser the Assumed Contracts as contemplated herein no material consent, license, permit, order, approval or authorization of any Governmental Authority or private party is required in connection with the execution, delivery and performance of this Agreement by Seller.

     (e) No Conflict/No Breach. Assuming receipt of all requisite consents and approvals in connection with the consummation of the transactions contemplated hereby, the execution, delivery or performance of this Agreement do not, with or without the giving of notice and/or the passage of time (a) violate any provision of Law applicable to Seller, the Purchased Assets or the Business or which would prevent the consummation of the transactions contemplated by this Agreement or (b) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any indenture, mortgage or deed of trust or any judgment, order, injunction, decree or ruling of any court or Governmental Authority, or any other agreement or instrument by which Seller, the Purchased Assets or the Business are bound, or to which any of them are subject, or which would prevent the consummation of the transactions contemplated by the Agreement, or (c) result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets.
     (f) Personal Property.
(i) Seller has delivered to Purchaser a true, correct and complete inventory of all items of tangible Personal Property as shown by computer records or other written records without a physical inventory as of the most recent available report. The Personal Property as of such date is set forth in Section 7.1(f)(i) of the Disclosure Schedule.
(ii) (A) Seller has good title to the tangible Personal Property (other than leased or licensed Personal Property) except as specifically stated herein or in the schedules attached hereto, and (B) the Personal Property will be transferred to Purchaser at the Closing free and clear of all liens, charges, pledges, security interests, claims or other encumbrances. Except as indicated on Section 7.1(f) of the Disclosure Schedule, all tangible Personal Property currently leased or licensed by Seller shall be acquired by Seller in fee on or prior to the Closing Date in order for Seller to provide Purchaser with good title to same, and on or prior to the Closing Date, Seller shall provide Purchaser with evidence reasonably satisfactory to Purchaser that Seller has acquired good title to the same and terminated any related leases or licenses.
     (g) The Premises.
(i) Except as noted in Section 7.1(g)(i)of the Disclosure Schedule, none of the following are applicable to the Purchased Assets: (a) annexation agreements; (b) claims or agreements relating to property owners’ or homeowners’ association; and (c) agreements to which Seller is a party with state or local authorities relating to contributions to off-site improvements in connection with the impact of developmental activities or existing improvements;
(ii) The Purchased Assets are sufficient to conduct the Business substantially as conducted by Seller, and Seller is not currently using any other assets material to the conduct of Business.

(iii) No labor has been performed or material furnished by or on behalf of Seller for the Purchased Assets, or any part thereof, for which Seller has not heretofore fully paid or will be paid.
(iv) All water, sewer, electric and telephone facilities and all other utilities required for the normal use and operation of the Business are installed at the Hotel and duly connected and are being used by the Business. The utilities presently connected to the Hotel are adequate to service the needs of the Business substantially as currently conducted by Seller.
(v) Except as set forth in Section 7.1(g)(v) of the Disclosure Schedule, to Seller’s knowledge, the Hotel has been constructed in a good, workmanlike manner and in compliance with all applicable Laws and with all applicable covenants, conditions and restrictions, except in each case as would not have a material adverse effect on the Business.
(vi) Neither Seller nor any of its Affiliates has received notice of any condemnation proceedings with respect to the Premises.
(vii) All space and other leases affecting the Premises are described in Section 7.1(g)(vii) of the Disclosure Schedule. Seller has provided (or will provide with its delivery of the Disclosure Schedule) to Purchaser true and complete copies of all such leases.
(viii) Seller has good and marketable title to the Premises, and the Premises will be conveyed to Purchaser at Closing free and clear of all Financial Encumbrances and other encumbrances other than the Permitted Exceptions.
     (h) Compliance with Laws. To Seller’s knowledge the use of the Purchased Assets by Seller and the operation of the Business thereat conform in all material respects to any and all applicable Laws. Without limiting the generality of the foregoing, to the knowledge of Seller, the use of the Purchased Assets by Seller and the operation of the Business thereat conform in all material respects to any and all applicable zoning and buildings ordinances and codes, and health, safety and fire ordinances. No notice from any Governmental Authority has been served relating to the Business or Purchased Assets claiming any current violation of any such Law, or requiring any work, repairs, construction, alterations or installation on or in connection with the Business. To Seller’s knowledge, the Premises comply with the Americans With Disabilities Act and the Occupational Safety and Health Act.
     (i) Restaurants. The restaurants owned and operated by Seller on the Premises have been given a “Grade A” health rating by the Clark County Health Department as of the date of the most recent inspection;
     (j) Licenses and Permits. Seller has delivered to Purchaser true, correct and complete copies in its possession of: (a) all currently valid certificates of occupancy for the Hotel; (b) any and all certificates from the Clark County Department of Building and Safety relating to the Hotel; and (c) all other current permits and licenses relating to the Purchased Assets and/or Business. All such items are listed on Section 7.1(j) of the Disclosure Schedule.

     (k) Drawings, Plans and Specifications. Seller will make available to Purchaser by May 16, 2003 true, correct and complete copies of all final working drawings, plans and specifications, as built plans, all change orders and other documents and papers relating thereto, and all soil tests and other engineering reports that relate to the Premises which are in possession of or under the control of Seller or its Affiliates, all of which are set forth in Section 7.1(k) of the Disclosure Schedule.
     (l) Taxes. Seller has timely filed all Tax returns, reports and declarations required to be filed in connection with the income, sales, property and all other aspects of the Business and/or the ownership and operation thereof. All Taxes shown to be due on such returns, reports and declarations, including any interest or penalties, have been paid. Seller is not delinquent in the payment of any tax, estimated tax, assessment or governmental charge. There are no Tax liens affecting any of the Purchased Assets, except liens for non-delinquent Taxes.
     (m) No Litigation. As of the date hereof, there are no actions, claims, suits or proceedings pending or, to the best of Seller’s knowledge, threatened against Seller, its Affiliates, the Business or the Purchased Assets in any court or before any administrative agency which would prevent Seller from completing the transactions provided for herein or would in any way affect the operation of the Business.
     (n) Assumed Contracts.
(i) Section 7.1(n) of the Disclosure Schedule is a list of all Contracts relating to or affecting the Business or the Purchased Assets.
(ii) Seller has delivered (or will deliver on or before May 19, 2003) to Purchaser true, accurate and complete copies of all such Contracts relating to or affecting the Business;
(iii) The Assumed Contracts are, to Seller’s knowledge, in good standing, valid and enforceable by Seller and are in full force and effect; and
(iv) There exists no event of default under any Assumed Contract, or event which, with notice or lapse of time, or both, would constitute a default under any Assumed Contract on the part of Seller or, the Seller’s knowledge, any third party thereunder except a monetary default by tenant existing with respect to the gift shop lease.
     (o) Intellectual Property.
(i) The Intellectual Property Rights are listed in Section 7.1(o)(i) of the Disclosure Schedule. To Seller’s knowledge, no other Intellectual Property Rights (other than licenses and leases included in the Assumed Contracts) are used in the Business as it is presently conducted by Seller. Seller has received no notice from any Person pertaining to Seller’s use of or challenging the right of Seller to use the Intellectual Property Rights.

(ii) Seller is the sole and exclusive owner of the “River Palms Hotel and Casino” trademark (the “River Palms Trademark”), has, to Seller’s knowledge, the sole and exclusive right to use the River Palms Trademark and has received no notice from any Person pertaining to Seller’s use of or challenging the right of Seller to use the River Palms Trademark. Seller has not granted any licenses or other rights to use the River Palms Trademark and has not agreed to grant any such licenses or other rights.
     (p) Insurance. Section 7.1 (p) of the Disclosure Schedule lists all insurance policies (including policies providing property, casualty, liability, workers’ compensation, and bond and surety arrangements) under which Seller is an insured, a named insured or otherwise the principal beneficiary of coverage and provides a claims history of material insurance claims made after January 1, 2001.
     (q) No Orders. No judgment, order, injunction, decree or ruling of any court or Governmental Authority exists by which Seller, its Affiliates, the Purchased Assets or the Business are bound, or to which any of them are subject, which affects the operation of Business.
     (r) Deposits. All deposits by or with Seller, either as security, prepayment of rent or otherwise, are set forth in Section 7.1(r) of the Disclosure Schedule.
     (s) Bank Accounts and Safe Deposit Boxes. A true and complete list showing the names of each bank in which the Business has accounts or safe deposit boxes, and other boxes and lockers, located inside and outside of the Hotel and containing elements of the Purchased Assets, a description of the contents of such boxes and lockers, and the names of all persons authorized to have access thereto are set forth in Section 7.1(s) of the Disclosure Schedule.
     (t) Inventory. As of midnight on the Closing Date, the Inventory included in the Purchased Assets shall not be materially less than that normally maintained and in any event shall be adequate to serve the patrons of the Business.
     (u) Financial Statements. Seller has heretofore furnished Purchaser with copies of the following financial statements of Seller:
(i) Consolidated audited balance sheets as at December 31, 2000, December 31, 2001 and December 31, 2002;
(ii) Consolidated audited statements of income and consolidated audited statements of cash flows for the fiscal years ending December 31, 2000, December 31, 2001 and December 31, 2002
(iii) A consolidated unaudited balance sheet as at March 31, 2003; and,
(iv) A consolidated unaudited statement of income and a consolidated unaudited statement of cash flows for the three (3) month period ending March 31, 2003.

     Except as noted therein and except for normal year end adjustments with respect to the unaudited financial statements, all of such financial statements and all other financial statements provided by Seller to Purchaser, were prepared in accordance with GAAP and present fairly the financial position of Seller as of such dates and the results of its operations and its cash flows for the periods then ended.
     (v) Neither Seller nor any Person constituting Seller is or has been a foreign person or, in the case of corporations, a U.S. real property holding corporation, as defined in Section 897 of the Code and Seller will deliver to Purchaser at the Closing affidavit(s) under penalty of perjury and otherwise in the form and substance necessary to satisfy the requirements under the Code relating to withholding of a portion of the purchase price, stating the U.S. taxpayer identification number of each Person constituting Seller and that such Person is not a foreign person or U.S. real property holding corporation, as the case may be.
     (w) Suppliers. Section 7.1(w) of the Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest suppliers of Seller in terms of purchases during the twelve (12) months ending March 31, 2003 and the approximate total purchases by Seller from each such supplier during such period. To Seller’s knowledge, within the last twelve (12) months, there has been no change in the business relationship of Seller and such ten (10) largest suppliers having a material adverse effect on the Business.
     (x) Investment Company. Seller is not an “investment company” or an “affiliated person” thereof, as such terms are defined in the Investment Company Act of 1940 as amended, and the rules and regulations thereunder.
     (y) Environmental Matters.
(i) Except as set forth in the Existing Environmental Report, to Seller’s knowledge, the Premises, and any adjoining real property owned by Seller or any Affiliate, if any, are not in violation of, or subject to any existing, pending or threatened investigation by any Governmental Authority under, any of the Environmental Laws.
(ii) Except as set forth in the Existing Environmental Report, to Seller’s knowledge, Seller has complied, and shall continue to comply, in all respects with all notice and reporting requirements applicable to the Premises under the Environmental Laws.
(iii) Except as set forth in the Existing Environmental Report, (a) Seller has never installed or used any underground storage tank (as defined in RCRA) or any above-ground storage tank for storing or dispensing any hydrocarbon or other Hazardous Substance on or at the Premises, and to the best knowledge of Seller, there has never been an underground storage tank installed or used on or at the Premises for such purposes and (b), to Seller’s knowledge, there has been no release of any Hazardous Substance on, upon, from or into the Premises other than those authorized by applicable Environmental Laws.

(iv) Seller has delivered to Purchaser true, correct and complete copies of all environmental site assessments and asbestos surveys with respect to the Premises in Seller’s possession or control, and all such assessments and surveys are set forth in Section 7.1(y) of the Disclosure Schedule.
(v) All environmental registrations, permits, licenses, certificates and approvals held by Seller and related to the Premises are set forth in Section 7.1(y)(v) of the Disclosure Schedule.
(vi) Seller has not received any notification from any Governmental Authority of any asserted present or past failure by Seller to comply with the Environmental Laws.
     (z) Brokers and Finders. Except with respect to a separate agreement and obligation with Hilton Realty Investment which will be paid outside of escrow, Seller has not incurred any obligation or liability to any party for any broker fees, agent’s commissions or finder’s fees in connection with the transactions contemplated hereby.
     (aa) Racebook and Sportsbook. No sportsbook operations are conducted by Seller on the Premises other than those conducted by Leroy’s Horse and Sports Place. Seller operates the only racebook at the Premises.
     (bb) Seller’s Employees. Section 7.1(bb) of the Disclosure Schedule sets forth a complete and correct list of all employees of Seller, together with each employee’s name, job title, salary or hourly rate, hire date, accrued vacation, past year’s bonus (if any) and applicable severance payment rights, if any.
     (cc) Labor Relations. Seller has paid in full to its employees all wages, salary, commissions, bonuses and other direct compensation for all services performed by them, other than amounts not yet becoming payable in accordance with Seller’s customary practices. Except as set forth in Section 7.1(cc) of the Disclosure Schedule, (i) Seller has no obligations under any collective bargaining agreement; (ii) Seller, in the conduct of the Business, is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and equal pay; (iii) to Seller’s knowledge, Seller is not and has not been engaged in any unfair labor practice; (iv) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board; (v) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Seller; (vi) no representation question exists and, to the best of Seller’s knowledge, since January 1, 2000, no union organizational activity has occurred, respecting Seller’s employees; (vii) Seller has not experienced in the conduct of the Business any strike, work stoppage or other labor difficulty since January 1, 2000; and (viii) no collective bargaining agreement relating to employees of Seller is currently in effect or being negotiated and no labor organization has been recognized as agent or representative for any group of employees in a unit appropriate for collective bargaining purposes.
     (dd) Employee Benefit Plans. Except as set forth in Section 7.1(dd) of the Disclosure Schedule, in connection with the Business, Seller does not have, and none of its employees are covered by, any bonus, deferred compensation, pension, profit-sharing, retirement, health, insurance, stock purchase, stock option or other fringe benefit plan, arrangement or practice, or any other employee benefit plan (as defined in section 3(3) of ERISA), whether formal or informal (collectively, “Plans”). Seller has previously provided to Purchaser (or will provide to Purchaser concurrently with delivery of the Disclosure Schedule) true and complete copies of all such Plans. Seller has performed and complied with all of its obligations under or with respect to such Plans and such Plans have operated in accordance with their terms. Seller has no commitment, whether formal or informal and whether legally binding or not, to create any additional Plans. There has not been and will not be prior to or as a result of the Closing any termination or partial termination of, or any similar event with respect to, any such Plan, which termination would create a lien on any of the Purchased Assets or would otherwise have an adverse effect on the Purchased Assets or the conduct or value of the Business. Seller shall be liable for all costs, expenses or benefits arising out of or under any of such Plans, and Purchaser shall have no obligation to adopt similar plans, programs or arrangements.
     (ee) Absence of Certain Commercial Practices. To Seller’s knowledge, Seller in its conduct of the Business has not, and no director, officer, agent, employee or other Person acting on its behalf in its conduct of the Business has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. To Seller’s knowledge, neither Seller nor any director, officer, agent, employee or other Person acting on its behalf in the conduct of the Business has accepted or received any unlawful contributions, payments, gifts or expenditures.
     (ff) Affiliated Transactions. Except as set forth in Section 7.1(ff) of the Disclosure Schedule, (i) since January 1, 2001, in connection with the Business, there have been no transactions between Seller and any Affiliate of Seller or any payment (however characterized) by Seller to any Affiliate of Seller or by any Affiliate of Seller to Seller and (ii) there is no lease, agreement or commitment between Seller and any Affiliate of Seller relating to the Business. As used in the preceding sentence, the term “transaction” includes, but is not limited to, any sale or other transfer of property or assets, the lease or other use of property or assets, the provision of services and the furnishing of personnel, whether or not for consideration. Except as set forth in Section 7.1(ff) the Disclosure Schedule, no Affiliate of Seller has any material interest in any property, real or personal, tangible or intangible, including without limitation, trademarks or trade names, used in or pertaining to the Business. EXCLUDING 5.4 ACRE PARCEL.
     Section 7.2 Representations and Warranties of Purchaser
     Purchaser represents and warrants for the benefit and reliance of Purchaser as follows:
     (a) Status, Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kentucky, duly qualified (or, prior to Closing, will be duly qualified) to do business in the State of Nevada, with all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

     (b) Due Authorization, Execution and Delivery. The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Purchaser have been duly and validly authorized.
     (c) Legal, Valid, Binding and Enforceable. This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.
     (d) No Consents. Other than approvals from the Nevada Gaming Authorities and consents that may be necessary to assign to Purchaser the Assumed Contracts as contemplated herein, no consent, license, permit, order, approval or authorization of any Governmental Authority or private party is required in connection with the execution, delivery and performance of this Agreement by Purchaser.
     (e) No Conflict / No Breach. Assuming receipt of all requisite consents and approvals in connection with the consummation of the transactions contemplated hereby, the execution, delivery or performance of this Agreement do not, with or without the giving of notice and/or the passage of time (a) violate any provision of Law applicable to Purchaser or which would prevent the consummation of the transactions contemplated by this Agreement or (b) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any indenture, mortgage or deed of trust or any judgment, order, injunction, decree or ruling of any court or Governmental Authority, or any other agreement or instrument by which Purchaser is bound, or to which it is subject, or which would prevent the consummation of the transactions contemplated by the Agreement.
     (f) Financing. Purchaser has disclosed to Seller its anticipated sources of financing for the Cash Portion (the “Financing”). At the Closing, Purchaser will have on hand, or will have completed the Financing or arranged alternative credit facilities that will provide to it, sufficient funds to enable it to pay the Cash Portion and to otherwise consummate the transactions contemplated by this Agreement.
     (g) Brokers and Finders.
     Except for the commission payable by Purchaser to Maxim Hotel Brokerage upon the Closing, Purchaser has not incurred any obligation or liability to any party for any broker fees, agent’s commissions or finder’s fees in connection with the transactions contemplated hereby.
     Section 7.3 No Other Representations and Warranties by Seller
     Except as set forth in Section 7,1 and the representations expressly set forth in any documents executed by Seller and to be delivered to Purchaser at the Closing, Seller makes no other, and specifically negates and disclaims any other, representations, warranties, promises, covenants, agreements, or guarantees of any kind or character whatsoever, whether express or implied, oral, or written, past, present, or future, concerning, with respect to or regarding the Premises or the Business, including, without limitation: (i) the ownership, management, and . operation of the Business; (ii) title to the Premises; (iii) the physical condition, nature, or quality of the Premises and any personal property, including, without limitation, the quality of the soils on and under the Premises and the quality of the labor and materials included in any buildings or other improvements, fixtures, equipment, or personal property comprising a portion of the Premises; (iv) the fitness of the Premises for any particular purpose; (v) the presence or suspected presence of Hazardous Substances on, in, under, or about the Premises (including, without limitation, the soils and groundwater on and under the Premises); (vi) the compliance of the Premises with applicable governmental laws or regulations, including, without limitation, the Americans with Disabilities Act of 1990, environmental laws and laws or regulations dealing with zoning or land use; or (vii) the past or future operating results and value of the Business (items i-vii hereinafter collectively referred to as “Condition and Quality”).
     Section 7.4 Purchaser’s Reliance on Own Investigation; “AS-IS” Sale
     (a) Purchaser agrees and acknowledges that, as of the Closing Date, Purchaser shall have made such feasibility studies, investigations, title searches, environmental studies, engineering studies, inquires of governmental officials, and all other inquiries and investigations as Purchaser shall deem necessary to satisfy itself as to the Condition and Quality of the Business. By proceeding with Closing, Purchaser acknowledges that it has been given ample opportunity to inspect the Premises.
     (b) Purchaser further acknowledges and agrees that, at Closing, Purchaser will buy and is buying the Premises in its then condition, “AS IS, WHERE IS” and with all faults, and solely in reliance on Purchaser’s own investigation, examination, inspection, analysis and evaluation, and the representations, warranties and covenants of Seller set forth herein and in the documents executed by Seller to be delivered to Purchaser at the Closing. With the exception of the representations, warranties and covenants of Seller set forth herein and in the documents executed or certified by Seller to be delivered to Purchaser at the Closing, Purchaser is not relying on any statement or information made or given, directly or indirectly, orally or in writing, express or implied, by Seller its agents or broker as to any aspect of the Premises, including without limitation, the Condition and Quality (as defined in Section 7.3), but, rather, is and will be relying on independent evaluations by its own personnel or consultants to make a determination as to the physical and economic nature, condition and prospects of the Business.
     (c) The agreements and acknowledgments contained in this Section constitute a conclusive admission that Purchaser, as a sophisticated, knowledgeable owner and operator of hotel casinos, shall acquire the Business solely upon its own judgment as to any matter germane to the Business or to Purchaser’s contemplated use of the Premises, and not upon any statement, representation, or warranty by Seller, or any agent representative of Seller, which is not expressly set forth in this Agreement and in the documents executed or certified by Seller to be delivered to Purchaser at the Closing; provided, however, that Seller agrees and acknowledges that Purchaser shall be entitled to rely upon the statements, representations and warranties of Seller set forth in this Agreement and in the documents executed or certified by Seller to be delivered to Purchaser at Closing.
     The provisions of this Section shall survive Closing.
     Section 7.5 Release by Purchaser

     (a)  Purchaser, and any person or entity claiming by, through or under Purchaser, each hereby fully and irrevocably releases, discharges and waives its rights to recover from Seller or any Affiliate of Seller, any and all claims that Purchaser and any person or entity claiming by, through or under Purchaser, may now have or hereafter acquire against Seller or any Affiliate of Seller for any cost, loss, claim, penalty, fine, lien, judgment, liability, damage, expense, action or cause of action (including, without limitation attorneys’ fees and costs), whether foreseen or unforeseen, direct or indirect, known or unknown, arising from or related to the existence or presence of Hazardous Substances in, on, under, or about the Premises or the non-compliance of the Premises with any Environmental Laws, except to the extent the same results from, constitutes or arises as a result of any material misrepresentation, breach or default of or under any of the matters expressly represented and warranted by Seller in this Agreement prior to the expiration of such representation and warranty (“Excluded Matters”).
     (b) With respect to the release set forth herein relating to unknown and unsuspected claims, Purchaser hereby acknowledges that such waiver and release is made with the advice of counsel and with full knowledge and understanding of the consequences and effects of such waiver.
     PURCHASER ACKNOWLEDGES AND AGREES THAT THE FOREGOING WAIVER AND RELEASE SHALL EXTEND TO CLAIMS WHICH WERE NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR AT THE TIME PURCHASER EXECUTED THIS WAIVER AND RELEASE, WHETHER OR NOT PURCHASER’S KNOWLEDGE WOULD HAVE MATERIALLY AFFECTED ITS AGREEMENT IN THE FOREGOING PARAGRAPH WITH SELLER.
     Upon consummation of the Closing, the foregoing release shall be deemed to be restated and made again as of the Closing Date and shall survive the Closing.
     Section 7.6 Continued Validity
     Except as provided in the last sentence of this Section 7.6, the representations and warranties contained herein shall survive the Closing for a period of one (1) year and shall terminate and be of no further force or effect one (1) year following the Closing Date (except to the extent a Party has provided written notice of a claim with respect to such representations or warranties prior to such expiration, as provided below, in which case the representations and warranties subject to such claim shall survive until final resolution or settlement of such claim). Except with respect to a claim pertaining to a Permanently Surviving Warranty, notice of any claim (given with reasonable specificity and not as a blanket reservation) with respect to the truth, accuracy or completeness of any representation or warranties of either Party must be given, if at all, prior to one (1) year following the Closing Date and, if not given on or before such date, shall be void and of no force or effect. Notwithstanding the foregoing, Seller’s representation and warranties under Sections 7.1(a), 7.1(b), 7.1(c), 7.1(e), 7.1(f)(ii) and 7.1(g)(viii) and Purchaser’s representations and warranties under Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(e) shall survive indefinitely without any limitation (all such indefinitely surviving representations and warranties referred to as the “Permanently Surviving Warranties”).

ARTICLE VIII
COVENANTS
     Section 8.1 Operation of the Business
     Except to the extent set forth in Section 8.1 of the Disclosure Schedule, during the period from the date hereof until the Closing:
     (a) Seller shall operate the Business in the ordinary course and only in the ordinary course of business in accordance with past practices consistently applied.
     (b) Seller shall not, without the prior written consent of Purchaser, enter into any Contract or lease not terminable without penalty on notice of thirty (30) days or less, or modify, extend or terminate any Assumed Contract with respect to the Business. All insurance policies with respect to the Business shall be maintained in full force and effect.
     (c) Seller shall continue to enter into any advance bookings in accordance with its ordinary course of business and consistent with past practice.
     (d) Seller shall not sell or otherwise dispose of any material asset that constitutes a portion of the Purchased Assets, except Inventory used or sold in the ordinary course of business.
     (e) Except as otherwise requested by Purchaser and without making any commitment on its behalf, Seller shall maintain the Purchased Assets in the ordinary course of business. Seller shall also use commercially reasonable efforts to keep their business organization at the Business substantially intact and to preserve for Purchaser the good will of suppliers, customers and others having business relations with Seller in connection with the Business or otherwise serving the Business.
     (f) Seller shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, health, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any employee or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing plan.
     (g) Seller shall not make any representation to any employee of Seller that is inconsistent with or contrary to the provisions of this Agreement.
     (h) Seller shall use commercially reasonable efforts to comply in all material respects with the Laws of Nevada, and with all such other applicable Laws as may be required for the conduct of the Business;
     (j) No indebtedness shall be incurred with respect to the Purchased Assets or the Business nor shall any lien, mortgage, deed of trust, security interest or other encumbrance be created or suffered with respect thereto or any portion thereof, except such as would be repaid at the Closing.
     (k) Seller shall not make any guaranty of any third party obligation, except for endorsement of checks in the ordinary course of business.
     (1) All business and financial records of the Business shall be maintained in accordance with practices current on the date hereof.
     (m) Within twenty (20) days after the end of each month Seller shall provide to Purchaser a consolidated unaudited balance sheet as of the end of such month and a consolidated unaudited statement of income and a consolidated unaudited statement of cash flows for the period commencing on the first of such month and ending as of the end of such month.
     (n) Seller shall provide Purchaser with copies of all gaming financial reports, if any, filed by Seller with respect to the Business with the State of Nevada and/or local gaming authorities between the date hereof and the Closing.
     (o) Seller will notify Purchaser in writing of any actual, threatened or pending claims arising in relation to the conduct of the Business or the Purchased Assets promptly after Seller learns of any such actual, threatened or pending claims.
     (p) From and after the date hereof, Seller shall, in the event of a spill or other release of Hazardous Substances on or at the Premises, give Purchaser a copy of any notice or report filed with any and all Governmental Authorities relating to such spill or release concurrently with such agency filings. Seller shall promptly forward to Purchaser copies of all correspondence, orders, notices, permits, applications or other communications and reports in connection with any such event or any other matter relating to Environmental Laws as they may affect the Premises.
     Section 8.2 Non-Solicitation
     From and after June 12, 2003 through the Outside Date (the “No Solicitation Period”), Seller shall not in any way solicit, accept, negotiate, consider or request other offers or proposals for the purchase or sale (or change of ultimate ownership in any form) of all or any portion of the Purchased Assets or the Business (a “Purchase Offer”) or enter into discussions therefore. In addition, from the date of this Agreement through the Outside Date, Seller agrees that it shall not accept any Purchase Offer from any Person other than Purchaser unless such Purchase Offer is explicitly conditioned on, and subject to, the termination of this Agreement by Purchaser. If Seller receives a written Purchase Offer during the No Solicitation Period, Seller shall promptly notify Purchaser in writing.
     Section 8.3 Access to Properties and Records
     (a) During the period from the date hereof to the Closing Date, upon notice of not less than twenty-four (24) hours, Purchaser and Purchaser’s counsel, accountants and other representatives shall have full access during normal business hours, to the Business, the Purchased Assets and all books, contracts, commitments and records with respect to the

Business, shall be able to consult with any and all of Seller’s (Illegible), accountants and other advisors and consultants regarding the Business and shall be furnished during such period with all such information concerning the Business and the Purchased Assets as Purchaser may reasonably request. In connection therewith, Purchaser and its representatives shall be entitled to make tests and surveys. Purchaser shall not, however, conduct any on-site investigations or contact any of Seller’s employees without the prior approval, oral or written, of Michael Paulson or Greg Violette, which shall not be unreasonably withheld or delayed. The rights of the Parties pursuant to this Section 8.3(a) are subject to each Party’s obligations with respect to confidentiality set forth in Section 8.3(c) hereof.
     (b) During the period from the date hereof to the Closing Date, Seller covenants and agrees to promptly furnish to Purchaser all information and data in Seller’s possession, under Seller’s control or to which Seller has access reasonably requested by Purchaser in order to assist Purchaser to secure the permits, licenses, approvals and other authorizations contemplated by this Agreement.
     (c) Purchaser and Seller each agree to respect and preserve the confidentiality of all “Confidential Information” received from the other. “Confidential Information” means any information of a proprietary or confidential nature relating to the business or the assets of Purchaser, Seller, or any Affiliate that is not public information known by either of the parties prior to the date of this Agreement or any previous correspondence or documentation. Neither party will disclose Confidential Information of the other party except disclosure to its respective directors, trustees, officers, employees, advisors, agents, lenders, and consultants to the extent necessary to conduct due diligence and perform obligations under this Agreement or as otherwise required by law, by court order, or by obligations imposed on the disclosing party pursuant to any listing agreement with any national securities exchange.
     Section 8.4 Notice of Inaccuracy
     (a) Promptly upon either Party becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause a breach of any of its own representations or warranties contained in Section 7.1 or Section 7.2, as the case may be, or an inability of such Party to deliver the certificate to be delivered by it pursuant to Section 9.3, Section 9.4, Section 10.1 or Section 10.2, as the case may be, such Party shall disclose each such event, in reasonable detail, by means of a written notice thereof to the other Party and such Party shall use its reasonable commercial efforts to remedy the same. No disclosure by any Party pursuant to this Section 8.4(a), however, shall be deemed to amend or supplement the Schedules attached hereto or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant or to satisfy any Closing condition.
     (b) Each Party shall, promptly upon acquiring knowledge of the occurrence of any event that would cause the conditions to its obligations set forth in ARTICLE IX and ARTICLE X, as applicable, to fail to be fulfilled at the Closing, notify the other Party of such event.
     (c) Each Party shall promptly notify the other Party of any action, suit or proceeding that shall be instituted or overtly threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

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     Section 8.5 Compliance with WARN
     (a) As of the Closing Date, Seller will terminate the employment of all employees of the Business. Seller shall be responsible for the salaries, compensation, sick pay (if any), accrued vacation benefits and other similar obligations as of such date.
     Seller shall either pay such amounts to the employees as of Closing or Purchaser shall receive a credit of such amount pursuant to the proration provisions of this Agreement (Section 4.4). If a credit is given, Purchaser shall assume from Seller such liabilities and obligations of Seller as of the Closing Date and Purchaser shall indemnify and hold harmless Seller from against any and all Losses incurred, suffered by, or claimed against Seller directly or indirectly as a result of, or based upon or arising from the foregoing assumption or the failure of Seller, to have paid such amounts to such personnel upon the termination of their employment with Seller.
     (b) Purchaser shall hire or retain employees for the Business in a manner which assures the notice provisions of the WARN Act are not applicable to the transactions contemplated by this Agreement.
     Section 8.6 Governmental Permits and Approvals
     Each of the Parties shall as promptly as practicable prepare, submit and file (or cause to be prepared, submitted and filed) all applications, notices and requests for, and shall use all reasonable efforts to obtain as promptly as practicable, all permits and approvals of all Governmental Authorities that may be or become necessary on each of their party, respectively, for their execution and delivery of, and the performance of their obligations under, this Agreement, and will cooperate fully with each other in promptly seeking to obtain all such permits and approvals. The Seller, on the one hand, and Purchaser, on the other hand, shall bear their own costs and expenses incurred or fees paid to Governmental Authorities to obtain such approvals and permits. Purchaser shall use all efforts to complete and file all applications necessary in connection with this transaction with the Nevada Gaming Authorities on or before May 22, 2003, except that the required applications to be filed with the County of Clark shall occur by May 29, 2003.
     Section 8.7 Consents and Approvals for Assumed Contracts
     (a) To the extent that the assignment of any of the Assumed Contracts requires the consent of any other party thereto, or shall be subject to any option in any other Person by virtue of a request for permission to assign, or by reason of or pursuant to any assignment to Purchaser, this Agreement shall not constitute a contract to assign the same if any attempted assignment would constitute a breach thereof or give rise to such an option. Each of the Parties shall as promptly as practicable prepare, submit and file (or cause to be prepared, submitted and filed) all applications, notices and requests for, and shall use all reasonable efforts to obtain as promptly as practicable, all such consents, and will cooperate fully with each other in promptly seeking to obtain all such permits and approvals. All such consents shall be in writing and in a form reasonably acceptable to Purchaser.
     (b) If any such consent (other than any consent with respect to any Ground Lease) is not obtained, or if for any reason any such assignment is not consummated, then, without limiting any other rights or remedies Purchaser may have, Seller shall, at Purchaser’s request, cooperate with Purchaser to provide for Purchaser the benefit, monetary or otherwise, of the Assumed Contract at issue, including, without limitation, enforcement of any and all rights of Seller against the other party to such Assumed Contract arising out of any breach or cancellation thereof by such party or otherwise.
     (c) Purchaser shall bear all costs of obtaining, and shall make any deposits or similar payments reasonably requested in connection with obtaining, the required consents of third parties to the assignment, novation or renewal of any Assumed Contract or Transferred Permit.
     Section 8.8 Observers
     Subject to any required approval of any Nevada Gaming Authority, Purchaser shall have the right, prior to Closing but after June 15, 2003, to place its agents in the Business for the purpose of observing the conduct of the Business. Purchaser agrees that such agents shall not interfere with the normal operation of the Business prior to Closing. Notwithstanding the foregoing, prior to the Closing Date, Purchaser shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Business.
     Section 8.9 Certificates of Inspection
     Prior to the Closing, upon Purchaser’s request, Seller will use its commercially reasonable efforts to deliver to Purchaser full, correct and complete copies of current certificates of inspection with respect to the Premises from the Clark County Fire Department, the Clark County Department of Building and Safety and the Clark County Health Department.
     Section 8.10 Notices of Governmental Action
     Prior to the Closing, Seller shall provide Purchaser with written notice of any zoning proceedings which would affect the use and operation of the Premises as it is currently used and operated by Seller, including, but not limited to, any action which could cause the operation of the Business on any portion of the Purchased Assets or Business to constitute a non-conforming use.
     Section 8.11 Nevada Gaming Authorities
     The Parties shall cooperate to prepare a detailed closing memorandum with respect to the transactions contemplated hereby and submit it to the Nevada Gaming Authorities with sufficient time to allow their review and approval prior to the Closing Date.
     Section 8.12 Consummation of Agreement
     Each of the Parties shall use its commercially reasonable efforts to perform and fulfill all obligations and conditions on its part to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement shall be fully carried out.
     Section 8.13 Continued Efforts for Consents to Assumed Contracts

     If any consent, approval, novation or waiver necessary for assignment and delegation of any Assumed Contract or Transferred Permit is not obtained prior to or on the Closing Date, then, for a period of six (6) months after the Closing Date, each of Seller and Purchaser shall use their respective commercially reasonable efforts and shall cooperate with each other to obtain all such consents, approvals, novations and waivers necessary to assign and delegate to Purchaser all such Assumed Contracts, Personal Property Leases and Transferred Permits; provided, however, that, in each such case, Seller shall not be obligated to commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person or incur any other obligation or liability therefore.
     Section 8.14 Access to Employee Records
     Until Closing, upon written request from Purchaser, Seller shall provide Purchaser reasonable access to its employee records to the extent permitted by applicable Law. Notwithstanding the foregoing, in no event shall Seller be liable to Purchaser for any inaccuracy or omission contained in such records.
     Section 8.15 Telephone Numbers
     On or before the Closing Date, Seller shall arrange for the transfer of the telephone numbers associated with the Business to Purchaser effective as of the Closing Date.
     Section 8.16 Press Releases
     Neither party shall issue a press release with respect to the execution of this Agreement or the Closing without the written consent and approval of the content and form of the press release by the other party hereto.
     Section 8.17 Casualty Loss and Condemnation.
     After the date hereof and prior to the Closing, in the event of, (i) the destruction of, or material damage to, any material Purchased Asset, or (ii) the condemnation of any material Purchased Asset, Purchaser, at its option, may by written notice to Seller prior to Closing request that Seller, and upon any such request, Seller shall (x) pay to Purchaser, at the Closing, all sums theretofore paid to Seller by third parties by reason of such condemnation, destruction or damage and pay to Purchaser the amount of any applicable deductible, and (y) assign to Purchaser, at the Closing, all of the right, title and interest of Seller in any to any unpaid awards or other amounts payable by third parties or under Seller’s personal property and casualty insurance policies arising out of such condemnation, destruction or damage; provided that, upon making such request, Purchaser shall waive its right to terminate this Agreement pursuant to Section 11.3(e). Except as set forth in the preceding sentence, nothing in this Section 8.17 shall affect the rights of Purchaser to terminate this Agreement pursuant to Section 11.3(e).
ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER
     The obligations of Purchaser to consummate at the Closing the purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following express conditions precedent (the “Purchaser’s Conditions Precedent”), any or all of which may be waived by Purchaser in writing:
     Section 9.1 Licenses
     Purchaser and all other Persons affiliated with Purchaser required to do so in order to operate the Business in the manner conducted by Seller as of the date hereof shall have obtained the necessary gaming licenses, other material licenses and permits, and approvals to the assignment of relevant liquor licenses to permit them to lawfully operate the Business as so contemplated.
     Section 9.2 Approval to Transfer Gaming Devices
     Seller shall have obtained all material approvals necessary to transfer to Purchaser all gaming devices constituting a portion of the Purchased Assets.
     Section 9.3 Representations and Warranties
     Each of the representations and warranties of Seller set forth in Section 7.1 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, and Seller shall have delivered to Purchaser a certificate or certificates to such effect, in form and substance reasonably satisfactory to Purchaser and dated the Closing Date, signed by and on behalf of Seller by its duly authorized representative.
     Section 9.4 Covenants
     Seller shall have performed and complied in all material respects with all of the covenants and agreements on Seller’s part to be performed and complied with as set forth herein and Seller shall have delivered to Purchaser a certificate or certificates to such effect, in form and substance reasonably satisfactory to Purchaser and dated the Closing Date, signed by and on behalf of Seller by its duly authorized representative(s).
     Section 9.5 Absence of Litigation
     No action or proceeding shall have been instituted (or threatened or proposed) before any court or Governmental Authority to enjoin, restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby or in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby or thereby.
     Section 9.6 No Change in Law
     Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing or regulatory authority by any agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Purchased

Assets, or (iii) embodied in a final, formal ruling, order or decision of any judicial body having jurisdiction over the Purchased Assets.
     Section 9.7 Required Consents
     The Parties shall have received all of the consents and approvals described in Section 9.7 of the Disclosure Schedule (the “Required Consents”) and such consents and approvals shall remain in effect on the Closing Date, except as would not have a material adverse effect on the Business.
     Section 9.8 Seller’s Closing Deliverables
     At the Closing, and concurrently with the delivery of the Purchaser’s Closing Deliverables, Seller shall have executed and delivered, or caused to have been delivered, to Purchaser Seller’s Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Purchaser.
     Section 9.9 Title Policy
     At the Closing, the Escrow Agent (or other title company reasonably acceptable to Purchaser) shall be committed to issue to Purchaser the ALTA extended owner’s title policy pertaining to the Premises in accordance with the requirements of Section 5.2.
ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
     The obligations of Seller to consummate at Closing the sale of the Purchased Assets, the assignment of the Assumed Liabilities and other transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following express conditions precedent (the “Seller’s Conditions Precedent”), any or all of which may be waived by Seller in writing:
     Section 10.1 Representations and Warranties
     Each of the representations and warranties of Purchaser contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and Purchaser shall have delivered to Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller and dated the Closing Date, signed by and on behalf of Purchaser by its duly authorized representative.
     Section 10.2 Covenants
     Purchaser shall have performed and complied in all material respects with all of the covenants and agreements on Purchaser’s part to be performed and complied with as set forth herein and Purchaser shall have delivered to Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller and dated the Closing Date, signed by and on behalf of Purchaser by its duly authorized representative.

     Section 10.3 Absence of Litigation
     No action or proceeding shall have been instituted (or threatened) before any court or Governmental Authority to enjoin, restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby or in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.
     Section 10.4 No Change in Law
     Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing or regulatory authority by any agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Purchased Assets, or (iii) embodied in a final, formal ruling, order or decision of any judicial body having jurisdiction over the Purchased Assets.
     Section 10.5 Purchaser’s Closing Deliverables
     At the Closing, and concurrently with the delivery by the Seller of the Seller’s Closing Deliverables, Purchaser shall have executed and delivered, or caused to have been executed and delivered, to Seller the Purchaser’s Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Seller.
ARTICLE XI
TERMINATION
     Section 11.1 Termination by Mutual Consent
     This Agreement may be terminated prior to Closing by mutual agreement of Seller and Purchaser.
     Section 11.2 Termination by Seller
     Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing:
     (a) in the event Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;
     (b) in the event any of the Seller’s Conditions Precedent shall have become incapable of fulfillment; or
     (c) if the Closing shall not have occurred on or before the Outside Date (other than as a result of a default by Seller).

     Section 11.3 Termination by Purchaser
     Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing:
     (a) as provided in Sections 5.1 and 5.8;
     (b) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;
     (c) in the event any of the Purchaser’s Conditions Precedent shall have become incapable of fulfillment;
     (d) if the Closing shall not have occurred on or before the Outside Date (other than as a result of a default by Purchaser); or
     (e) in the event there shall have occurred any casualty, damage, injury or other adverse change to the Purchased Assets which could reasonably be expected to have a replacement cost in excess of $500,000.
     Section 11.4 Effect of Termination
     If any Party terminates this Agreement pursuant to ARTICLE V or this ARTICLE XI, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Person; provided, however, that the provisions of ARTICLE XIII, ARTICLE XIV, Section 4.1, Section 17.1, Section 17.2 and Section 17.10 shall survive such termination, and provided further, that no termination shall relieve any Party from any liability arising from or relating to such Party’s breach of this Agreement at or prior to termination.
ARTICLE XII
ESCROW
     Concurrently with the execution hereof, Purchaser and Seller shall open an escrow with Escrow Agent by delivery of a fully executed copy of this Agreement to Escrow Agent. This Agreement shall constitute joint escrow instructions to Escrow Agent. In addition, Seller and Purchaser agree to execute and be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by Escrow Agent or the parties hereto in order to consummate the purchase and sale described, provided that such escrow instructions are consistent with the terms hereof. The Premises and the other Purchased Assets shall be conveyed at the Closing through escrow all in accordance with the terms and provisions of this Agreement. Seller and Purchaser hereby designate Escrow Agent as the “Reporting Person” for this transaction pursuant to Section 6045(e) of the Code.
ARTICLE XIII
GENERAL INDEMNIFICATION
     Section 13.1 Agreement of Seller to Indemnify Purchaser

     Subject to the terms and conditions of this ARTICLE XIII, after the Closing, Seller hereby agrees to indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective directors, officers, employees, agents and representatives from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Purchaser by reason of, resulting from, based upon or arising out of:
     (a) Seller’s breach of any representation or warranty of Seller contained in or made pursuant to this Agreement, or the breach by Seller of any covenant or agreement made in or pursuant to this Agreement; or
     (b) the Retained Liabilities.
     Section 13.2 Agreement of Purchaser to Indemnify Seller
     Subject to the terms and conditions of this ARTICLE XIII, after the Closing, Purchaser hereby agrees to indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, employees, agents and representatives from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Seller by reason of, resulting from, based upon or arising out of:
     (a) Purchaser’s breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, or the breach by the Purchaser of any covenant or agreement made in or pursuant to this Agreement;
     (b) Purchaser’s ownership or operation of the Business on or after the Closing Date, other than Losses relating to, imposed by reason of, resulting from, based on or arising out of the Retained Liabilities;
     (c) the exercise by Purchaser and/or its agents, employees or contractors of Purchaser’s rights under Section 8.3(a); or
     (d) the Assumed Liabilities.
     Section 13.3 Effect of Closing Over Known Unsatisfied Conditions or Breached Representations, Warranties or Covenants
     If either Party elects to proceed with the Closing knowing of any failure to be satisfied of any condition in its favor or the breach of any representation, warranty or covenant by the other Party, the condition that is unsatisfied or the representation, warranty or covenant which is breached at the Closing Date shall be deemed to be irrevocably waived by such Party, and such Party shall be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same. The Party claiming the waiver or release shall have the burden of showing the other Party knowingly elected to proceed with the Closing despite having actual knowledge of the failure of condition or the breach of any representation, warranty or covenant.
     Section 13.4 Mitigation

     The Indemnified Parties shall take all reasonable steps to mitigate all Losses, including availing themselves of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnitor. Each Indemnified Party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each Indemnified Party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.
     Section 13.5 Limitations on Indemnification
     (a) Any indemnifiable claim shall be limited to the amount of actual damages sustained by the Indemnified Parties by reason of such breach or nonperformance, net of the dollar amount of any insurance proceeds receivable by the Indemnified Parties with respect to such Losses. Except as provided in the last sentence of this Section 13.5(a), Seller shall not be required to indemnify any Person under Section 13.1(a) with respect to a claim for a breach of a representation or warranty by Seller except to the extent that the aggregate of all amounts for which indemnity would otherwise be payable by Seller for breaches of representations and warranties subject to Section 13.1(a) exceeds $100,000, in which case Seller shall be responsible for the first $100,000 of amounts due. Except as provided in the last sentence of this Section 13.5(a), Seller’s indemnity obligations under Section 13.1(a) with respect to claims for a breach of a representation or warranty by Seller shall be limited, in the aggregate, to $3,000,000. Notwithstanding the foregoing, indemnification claims against Seller (a) with respect to breaches pertaining to the Permanently Surviving Warranties, (b) with respect to breaches by Seller of any covenants or agreements by Seller made in or pursuant to the Agreement or (c) arising under Section 13.1(b), shall not be subject to the foregoing limitations or otherwise be limited in amount.
     (b) In the event distributions of proceeds of the sale of the Business are made by Seller to its parent entity, Gold River Hotel Casino Corporation, a Delaware corporation (“River Palms Parent”), or other events or distributions occur such that Seller’s net worth is less than Three Million Five Hundred Thousand Dollars ($3,500,000) during the period ending one year after the Closing, then River Palms Parent agrees it shall be liable to Purchaser to the same extent Seller may become liable pursuant to this ARTICLE XIII subject to the same limitations in favor of Seller for the period ending one year after the Closing. If River Palms Parent becomes liable pursuant to the preceding sentence and the net worth of River Palms Parent is less than Three Million Five Hundred Thousand Dollars ($3,500,000) during the period ending one year after the Closing, then the owner of River Palms Parent, The Estate of Allen E. Paulson, shall be liable to the same extent as Seller may become liable pursuant to this ARTICLE XIII subject to the same limitations in favor of Seller for the period ending one year after the Closing. Seller, River Palms Parent, and The Estate of Allen E. Paulson, as applicable, shall, if and when requested by Purchaser from time to time, but not more frequently than one (1) time per calendar quarter, provide Purchaser with a written statement confirming the required minimum net worth.

Purchaser shall treat all such information as “Confidential Information” in accordance with the provisions of Section 8.3(c) of this Agreement.
     Section 13.6 Exclusive Remedy
     Except in respect of remedies for actual fraud by a Party, after the Closing, the indemnities set forth in this Agreement shall be the exclusive remedies of the Parties with respect to each other related to the subject matter of this Agreement, and, in the event the Closing occurs, each Party waives any other statutory, equitable or common law remedy which such party would otherwise have for any breach of this Agreement or with respect to any liability arising from, or related to, the Business, the Purchased Assets or the Assumed Liabilities.
ARTICLE XIV
PROCEDURES FOR INDEMNIFICATION
     Section 14.1 Procedures for Indemnification
     (a) A claim for indemnification hereunder other than a Third Party Claim (herein referred to as an “Indemnification Claim”) shall be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses.
     (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 14.2 shall be observed by Indemnitee and Indemnitor.
     (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have forty-five (45) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. During such time, the Indemnified Parties shall make available to Indemnitor all facts and records within their possession or control relating to such claim. Failure by Indemnitor to timely so object shall constitute acceptance of the Indemnification Claim by the Indemnitor and the Claim shall be paid in accordance with Section 14.1(d).
     (d) Upon a final determination of the amount of an Indemnification Claim, Indemnitor shall pay the amount of such finally determined Indemnification Claim within ten (10) days of the date such amount is determined.
     Section 14.2 Defense of a Third Party Claim
     If any claim is made, or suit or proceeding (including a binding arbitration or an audit by any Taxing authority) is instituted against an Indemnified Party by any Person other than Indemnitor that, if prosecuted successfully, would be a matter for which such Indemnified Party is entitled to indemnification under this Agreement (herein referred to as a “Third Party Claim”), the obligations and liabilities of the Parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:
     (a) The Indemnified Party shall give the Indemnitor written notice of any such claim promptly after receipt by the Indemnified Party of actual notice thereof, but any failure to do so shall not relieve the Indemnitor from any liability which it may have except to the extent such failure would prejudice the Indemnitor. Upon receipt of such notice, Indemnitor shall undertake the defense thereof by representatives of its own choosing reasonably acceptable to the Indemnified Party. If, however, the Indemnitor fails or refuses to undertake the defense of such claim within thirty (30) days after written notice of such claim has been given to the Indemnitor by the Indemnified Party, the Indemnified Party shall have the right to undertake the defense and, subject to Section 14.3, settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnified Party shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 14.1.
     (b) The Indemnified Parties and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim including making available records relating to such claim and furnishing, without expense to the Indemnitor, and providing access to management employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.
     Section 14.3 Settlement of Third Party Claims
     No settlement of a Third Party Claim involving the asserted liability of the Indemnitor under this ARTICLE XIV shall be made without the prior written consent by or on behalf of the Indemnitor.
ARTICLE XV
LIMITATION OF LIABILITY; REMEDIES
     Section 15.1 Limitation of Liability
     IN NO EVENT WILL EITHER PARTY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, CONTRACTORS, SUBCONTRACTORS, VENDORS OR EMPLOYEES HAVE ANY LIABILITY TO THE OTHER PARTY FOR LOSSES WHICH ARE INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY TO THE EXTENT THAT SUCH OTHER PARTY HAS RECEIVED, OR IS ENTITLED TO RECEIVE, PAYMENT FOR SUCH A CLAIM FROM ANOTHER SOURCE, AND ANY PAYMENT OBLIGATION PAYABLE BY A PARTY SHALL BE NET OF INSURANCE PROCEEDS AVAILABLE TO THE OTHER PARTY.
     Section 15.2 Liquidated Damages — Other Remedies
     (a) Liquidated Damages. In the event that this transaction does not close as a consequence of default by Purchaser, Seller shall be entitled to recover the Deposit (and any Accrued Interest thereon) as liquidated damages. The parties agree that Seller’s actual damages would be difficult or impossible to determine if Purchaser defaults, and that the Deposit is the best estimate of the amount of damages Seller would suffer. The Deposit (and any Accrued Interest thereon) shall be the amount that Seller is entitled to receive as liquidated damages and shall be Seller’s sole and exclusive remedy. Payment of said Deposit (and any Accrued Interest thereon) in consequence of Purchaser’s default represents damages and not any penalty against Purchaser. Seller shall have no right, and hereby waives all right, to an action for specific performance of this Agreement.
     (b) Specific Performance. The parties acknowledge that the subject matter of this Agreement (i.e., the Business and the Purchased Assets) is unique and that no adequate remedy at law would be available for breach of this Agreement by Seller. Accordingly, Seller agrees that, in addition to seeking such other remedies that may be available at law or in equity, Purchaser will be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement (without any bond or other security being required), and Seller waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law.
ARTICLE XVI
DISPUTE RESOLUTION
     Section 16.1 Negotiation
     In the event of any dispute or disagreement between Seller and Purchaser as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the dispute, upon written request of Seller or Purchaser, shall be referred to representatives of the Parties for decision, each Party being represented by a senior executive officer (herein referred to as the “Negotiation Representative”). The Negotiation Representatives shall promptly meet in an effort to resolve the dispute. If the Negotiation Representatives do not agree upon a resolution within thirty (30) days after reference of the matter to them for any reason whatsoever, each of Purchaser and Seller shall be free to exercise all other remedies available to them..
ARTICLE XVII
MISCELLANEOUS PROVISIONS
     Section 17.1 Notices
     Any and all notices and demands by any party hereto to any other party or Escrow Agent, required or desired to be given hereunder shall be in writing and shall be validly given or made only if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, if made by Federal Express or other similar courier service keeping records of deliveries and attempted deliveries or when served by telecopy or similar facsimile transmission. Service by mail or courier shall be conclusively deemed made on the first Business Day delivery is attempted or upon receipt, whichever is sooner. Facsimile transmissions received during business hours during a Business Day shall be deemed made on such Business Day. Facsimile transmissions received at any other time shall be deemed received on the next Business Day. The Parties and Escrow Agent may change their address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the others, which notice of change of address shall not become effective, however, until the actual receipt thereof by the others.

     (a) Any notice or demand to Seller shall be addressed to Seller at:
Gold River Operating Corporation
c/o Lionel Sawyer & Collins
300 South Fourth Street, 16th Floor
Las Vegas, Nevada 89101
Attention: David Whittemore, Esq.
Facsimile: 702-383-8845
With a copy to:
Lionel Sawyer & Collins
300 South Fourth Street, 16th Floor
Las Vegas, Nevada 89101
Attention: David Whittemore, Esq.
Facsimile: 702-383-8845
     (b) Any notice or demand to Purchaser shall be addressed to Purchaser at:
Columbia Sussex Corporation
207 Grandview Drive
Fort Mitchell, Kentucky 41017
Attention: Ed Rofes
Facsimile: 859-578-1190
With a copy to:
Taft, Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202-3957
Attention: Daniel E. Fausz, Esq.
Facsimile: 513-381-0205
     (c) Any notice or demand to Escrow Agent shall be addressed to Escrow Agent at:
Nevada Title Company
2500 N. Buffalo
Las Vegas, Nevada 89128
Attention: Troy Lochhead
Facsimile: 702-966-5848
     All such notices and other communications shall be deemed to have been received: (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, on the first Business Day after the date of such delivery, (c) in the case of delivery by nationally recognized overnight courier, on the second Business Day following dispatch and (d) in the case of mailing, on the fifth Business Day following such mailing.
     Section 17.2 Construction and Governing Law

     The internal laws of the State of Nevada applicable to contracts made and wholly performed therein shall govern the validity, construction, performance and effect of this Agreement.
     Section 17.3 Counterparts
     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.
     Section 17.4 Integrated Agreement
     This Agreement and the other agreements described herein supersede all prior and contemporaneous agreements, oral and written, between the Parties hereto with respect to the subject matter hereof.
     Section 17.5 No Oral Modification
     Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought.
     Section 17.6 Successors and Assigns; No Third Party Beneficiaries
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as specifically provided in this Section 17.6, this Agreement is not intended to, and shall not, create any rights in any Person whomsoever except Purchaser and Seller.
     Section 17.7 Assignment
     Neither Party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party hereto; provided, however, Purchaser may assign this Agreement and its rights hereunder to an Affiliate provided Purchaser remains bound by the terms hereof and is not released from any liability hereunder.
     Section 17.8 Partial Invalidity
     If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all terms, provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceability of such term, provision, covenant or condition (after giving effect to the next sentence in this Section 17.8) does not materially impair the ability of the parties to consummate the transactions contemplated hereby. In lieu of such invalid, void or unenforceable term, provision, covenant or condition, there shall be added to this Agreement a term, provision, covenant or condition that is valid, not void and enforceable and is as similar to such invalid, void or unenforceable term, provision, covenant or condition as may be possible.

     Section 17.9 No Presumption Against the Draftsman
     Each Party having been represented in the negotiation of this Agreement, and having had ample opportunity to review the language hereof, there shall be no presumption against any Party on the ground that such Party was responsible for preparing this Agreement, any of Seller’s Closing Deliverables or any of Purchaser’s Closing Deliverables.

     Section 17.10 Expenses
     Subject to the provisions of ARTICLE XIV, all expenses incurred by the Parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transaction contemplated hereby, including fees and expenses of agents, representatives, counsel and accountants employed by any such Party, shall be borne solely and entirely by the Party which has incurred the same.
[THIS SPACE LEFT BLANK INTENTIONALLY.
SIGNATURE PAGES FOLLOW.]

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COLUMBIA SUSSEX CORPORATION, a Kentucky corporation
By:	/s/ Illegible
Its: PRESIDENT

GOLD RIVER OPERATING CORPORATION, a Nevada corporation
By:	/s/ Illegible
Its: President

The undersigned join in the execution of this Agreement solely for the purpose of being bound by the provisions of Section 13.5(b) only without any other obligation or liability.

GOLD RIVER HOTEL CASINO CORPORATION
By:	/s/ Illegible
Its: President

THE ESTATE OF ALLEN E. PAULSON
By:	/s/ Illegible
Its: Illegible

The undersigned Escrow Agent agrees to perform its obligation as Escrow Agent pursuant to the above Agreement.

NEVADA TITLE COMPANY, a Nevada corporation
By:	/s/ Illegible
Its: Illegible

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